EXHIBIT 99.1

Critical Path, Inc. 350 The Embarcadero San Francisco, CA 94105-1204	415.541.2500 (Main) 415.541.2300 (Fax) www.criticalpath.net

FOR IMMEDIATE RELEASE

Tuesday, June 1, 2004

Critical Path Adds New Members to Board of Directors

Tom Tinsley, Michael Shannahan and Mark Ferrer Join Board

SAN FRANCISCO (June 1, 2004) – Critical Path, Inc. (Nasdaq: CPTH), a global provider of digital communications software and services, today announced that Tom Tinsley, a partner at General Atlantic Partners, LLC; Michael J. Shannahan, chief financial officer at Chordiant Software, Inc.; and Critical Path’s chief executive officer, Mark Ferrer, have joined its board of directors. Mr. Tinsley joins as General Atlantic Partner’s designated board representative, replacing William Ford, the former General Atlantic designee who has stepped down to focus on other responsibilities. Mr. Shannahan fills an existing vacancy on the board and has been appointed to the board’s audit committee. Mr. Ferrer joined Critical Path as CEO in March 2004 and is now appointed to the board. All three appointments are effective immediately.

“I am very pleased to welcome Tom Tinsley, Mike Shannahan and Mark Ferrer to the board,” said William McGlashan, chairman of the board. “In addition, I would like to thank Bill (William) Ford for the valuable contributions he has made to the Company over the last several years.”

Prior to joining General Atlantic Partners, Mr. Tinsley served in a variety of executive positions with Baan Company, NV, including chairman and chief executive officer of the company’s management board. Before that, he was a director at McKinsey & Company. Mr.Tinsley currently serves on the boards of BMC Software, The F.B. Heron Foundation and Philanthropic Research, Inc. In addition, in his capacity as a partner at General Atlantic, Mr. Tinsley is a director at Xchanging, Internosis, and Meta4 N.V. He holds an M.B.A. from the Stanford Graduate School of Business and a bachelor’s degree from the University of Notre Dame.

Prior to joining Chordiant Software, Mr. Shannahan held the position of chief financial officer at a variety of companies, including MySimon, Inc., Tri Strata, Inc., Net Objects, Inc. and Broderbund Software, Inc.

Critical Path Adds New Members to Board of Directors

Before that, he was a partner at KPMG Peat Marwick. He previously served on the board of directors of IGN Entertainment, Inc. Mr. Shannahan holds a bachelor’s degree from Rockhurst College.

About Critical Path, Inc.

Critical Path, Inc. (Nasdaq: CPTH) is a global provider of digital communications software and services, headquartered in San Francisco. More information is available at www.criticalpath.net.

Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.

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Contact Information

For Reporters and Editors: Critical Path, Inc. Michelle Weber 415.541.2575 pr@criticalpath.net www.criticalpath.net	For Investors: Critical Path, Inc. Investor Relations 415.541.2619 ir@criticalpath.net www.criticalpath.net

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